NEWS
                                                                         RELEASE

FOR IMMEDIATE RELEASE                            CONTACT:    RONALD R. HAHN
                                                             PRESIDENT AND C.E.O


         Huntington, New York, October 22, 1997. . . Protein Databases, Inc. (OTC: PDBQ), a Delaware corporation, announced today that its stockholders have approved the Plan of Complete Liquidation and Dissolution of the Company, the Asset Purchase Agreement, dated as of July 16, 1997, by and between the Company and Bio-Rad Laboratories, Inc. (AMEX: BIO.A and BIO.B) of Hercules, California, a Delaware corporation, to sell substantially all of its assets, including its intellectual property, for $1 million in cash, and a change in the name of the Company to "IDP Liquidating Corp.," at a Special Meeting of Stockholders held on October 22, 1997.

         Protein Databases, Inc. has been engaged in the development and marketing of intelligent scanning densitometers and low level light detection systems that fully integrate the Company's proprietary software with computer hardware and instrumentation. These systems have been sold to the life science research laboratories at university, government, hospital and industrial (biotech and pharmaceutical) institutions, in the United States and abroad, for the analysis of biological information. Since June 30, 1997, the Company has ceased all of its sales and distribution, product development and customer support activities.